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                                                                   Exhibit 16.01

[BDO LOGO]   BDO SEIDMAN LLP               1900 Avenue of the Stars, 11th Floor
             Accountants and Consultants   Los Angeles, California 90067
                                           Telephone (310) 557-0300
                                           Fax (310) 557-1777


March 9, 1999

Securities and Exchange Commission
450 5th Street N.W.
Washington D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 304 of Regulation S-K included in Item 11 of the Registration Statement on Form S-1, for the event that occurred on February 4, 1999, to be filed by our former client, quepasa.com, inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP